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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts," "Summary Financial Data" and "Selected Financial Data" in the Registration Statement (Form S-4) and related Prospectus of Silgan Holdings Inc. for the registration of $200,000,000 aggregate principal amount of 9% Senior Subordinated Debentures due 2009 and to the inclusion and incorporation by reference therein of our report dated January 29, 2002, with respect to the consolidated financial statements and schedule of Silgan Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

Stamford, Connecticut
September 16, 2002